UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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BOSTON FINANCIAL QUALIFIED HOUSING TAX CREDITS L.P. IV,
A LIMITED PARTNERSHIP

(Name of Registrant as Specified in Its Charter)

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BOSTON FINANCIAL QUALIFIED HOUSING TAX CREDITS L.P. IV, A LIMITED PARTNERSHIP
c/o Arch Street VIII, Inc.
101 Arch Street
Boston, Massachusetts 02110-1106
(617) 439-3911

DON’T BE MISLED BY THE MISINFORMATION PROVIDED TO YOU
BY EVEREST, PACO, AND MCDOWELL IN THEIR ATTEMPTS TO GAIN
CONTROL OF YOUR PARTNERSHIP UNITS.

WE RECOMMEND YOU DISCARD THE GREEN CONSENT
CARD AND DO NOT TENDER IN THE PACO OFFER.

December 31, 2007

Dear Limited Partner of Boston Financial Qualified Housing Tax Credits L.P. IV (the “Fund”):

The Managing General Partner of the Fund (the “General Partner”) writes to you again, with some reluctance, as we recognize that you have received a significant amount of documentation and information about the Fund in the last several months. We understand that you may feel frustrated and confused as a result all of this activity, and the General Partner sincerely appreciates all of the support that we have received from the limited partners. We also want to assure you that we will continue to act in the best interests of the Fund.

We are responding to the latest missive of misinformation that McDowell Investments, L.P. (“McDowell”) sent to the limited partners dated December 17, 2007. McDowell is apparently desperate to bolster the efforts of its ally, Everest Housing Investors 2, LP (“Everest”), to take control of the Fund and therefore has resorted to distortions and misrepresentations. McDowell’s assertions are transparently false, and the Limited Partners should question not only McDowell’s integrity, but Everest’s as well for allowing its supporter to spread misinformation.

You should reject McDowell’s manipulations and THROW AWAY THE GREEN CARD.

If you have already sent in the green card, YOU SHOULD REVOKE YOUR CONSENT BY SENDING IN THE ENCLOSED YELLOW CARD.

➢	MCDOWELL MISREPRESENTS THE FINANCIAL PERFORMANCE OF THE FUND.

McDowell falsely claims that you have lost more than 60% of your money in Fund IV. In fact, the General Partner has safeguarded investor funds, in line with our fiduciary duties, for the past fifteen (15) years and produced favorable returns. From 1989 to the present, the Fund has produced an IRR, or yield, of 6.81%, with a cumulative return of 174.72%. McDowell’s accusations that the General Partner has somehow lost money on your investment purposely ignores the core purpose of the Fund - the tax credits that Limited Partners received.

➢	MCDOWELL MISREPRESENTS THE GENERAL PARTNER’S VOLUNTARY REIMBURSEMENT OF INTEREST TO THE FUND.

The facts surrounding the untrue allegations made by McDowell are simple: in February 2007 the General Partner determined, through its own self-policing, that beginning in December 2006 the Fund’s cash had been invested in a below market interest bearing account as part of a banking arrangement that had the effect of creating financial benefits to affiliates of the General Partner. As a result, the General Partner terminated the relationship in February 2007. It was the General Partner that unilaterally determined it should reimburse the Fund for any lost interest. Once the General Partner finally determined the amounts and periods involved, it calculated the total amount of lost interest and reimbursed $428,553 to the Fund on August 9, 2007.

McDowell’s breathless assertion that “There has absolutely!! never!! been any detail filed with the SEC” (emphasis in original) is demonstrably false. Indeed, the General Partner self-reported all of these facts in filings with the Securities and Exchange Commission (“SEC”), including in the Form 10-K filed with the SEC on July 16, 2007 and the Form 8-K filed on July 20, 2007. In addition, when the SEC provided a comment letter to the Fund requesting certain additional details concerning the Form 8-K, the General Partner provided a detailed response to the SEC addressing all of its comments in a letter dated September 6, 2007. The SEC’s comment letter and the Fund’s response have been and continue to be available on the SEC’s website, www.sec.gov. You can locate these filings using the Fund’s CIK# 0000845035. The SEC has completed its review with no additional comments.

➢	THE GENERAL PARTNER IS CONDUCTING AN ORDERLY LIQUIDATION OF PARTNERSHIP ASSETS, INCLUDING THE SALE OF LEAWOOD MANOR.

Contrary to McDowell’s false assertion that the General Partner is “trying to do a rush fire sale on Leawood Manor,” the marketing of Leawood Manor is well-organized and planned to maximize return. Nothing has been rushed and, in fact, the marketing period of more than six weeks is longer than the generally accepted standard in the industry. The announcement of sale was sent on November 26, 2007 to over 6,000 prospects. The Offering Memorandum was made available by request on November 27 and sixty-seven (67) copies of the Offering Memorandum were issued to prospective buyers. The broker has conducted fourteen (14) property tours as of December 21, and has scheduled several more. The broker expects to receive multiple bids on the property.

➢	MCDOWELL IS WASTING THE PARTNERSHIP’S CASH, NOT THE GENERAL PARTNER.

If McDowell was truly interested in preserving partnership cash, it would stop making false and misleading statements and it, and its allies, would end their wasteful campaign to remove the General Partner.

➢	THE ONLY CONFLICT OF INTEREST IS MCDOWELL’S.

McDowell pretends to be a disinterested party, where we believe it is acting together with Everest and David L. Johnson to take control of the Fund for its own financial benefit. In contrast, there is no conflict of interest for the General Partner to hire counsel when the Agreement of Limited Partnership states that the Fund can act only through the General Partner and that the General Partner shall employ attorneys (and other agents or consultants) necessary to carry out the business and operations of the Partnership.

JUST AS YOU SHOULD REJECT MCDOWELL’S DEMONSTRABLY FALSE STATEMENTS, YOU SHOULD REJECT MCDOWELL’S RECOMMENDATION TO SUPPORT EVEREST.

THROW AWAY THE GREEN CARD.

IF YOU HAVE ALREADY SIGNED AND RETURNED A GREEN CONSENT CARD, WE STRONGLY RECOMMEND THAT YOU REVOKE THAT CONSENT BY SIGNING, DATING AND RETURNING THE ENCLOSED YELLOW REVOCATION OF CONSENT CARD.

For further information on the Managing General Partner’s recommendations, please review the Managing General Partner’s Revocation of Consent Solicitation and Supporting Statement dated December 1, 2007.

If you have any questions or require assistance completing the enclosed yellow Revocation of Consent card, please contact:

MACKENZIE PARTNERS, INC.
105 Madison Avenue
New York, New York 10016
Tel: (212) 929-5500
Call Toll Free: (800) 322-2885
Email: proxy@mackenziepartners.com